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                                                                    EXHIBIT 99.1

          ENCHIRA BIOTECHNOLOGY RAISES $12.8 MILLION IN PRIVATE FINANCING

THE WOODLANDS, Texas, Sept. 12 /PRNewswire/ -- Enchira Biotechnology Corporation ENBC, a company developing Directed Evolution technologies for improving genes and related proteins, today announced that the company raised $12.8 million in a private financing. The financing consisted of shares of the Company's common stock and warrants to purchase shares of common stock. The round was led by OrbiMed Advisors LLC and included Oracle Investment Management and Zesiger Capital Group LLC.

Enchira plans to use the funds to accelerate the commercialization of its proprietary Directed Evolution technology platform that is being applied to the life sciences and industrial enzyme industries.

"This funding allows us to continue building our capabilities in the life sciences sector, where our proprietary RACHITT-TM- technology may have significant value," commented Peter P. Policastro, Ph.D., President and CEO of Enchira. "We are now well positioned to leverage the inherent technological advantages of our technology in rapidly creating hybrid genes that code for proteins with desired characteristics."

Enchira Biotechnology is using its RACHITT-TM- gene shuffling technology --named for "random chimeragenesis on transient templates" -- to build extensive libraries of hybrid genes with diverse properties for its commercial and academic partners. RACHITT-TM- generates new genes in a controlled laboratory setting by combining genes or gene fragments to produce chimeric genes in a combinatorial fashion. High Throughput screening systems are used to identify particular genes that will direct the synthesis of highly optimized proteins.

Enchira Biotechnology of The Woodlands, Texas is applying proprietary, directed evolution techniques to accelerate development and commercialization of biocatalyst-based processes for the pharmaceutical, industrial enzyme and ag-bio markets. Additional information is available at the company's web site: http://www.enchira.com.

This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including but not limited to, the outcome of the pending arbitration with Maxygen, the Company's need for additional funds, the ability to raise sufficient funds on acceptable terms, the technical uncertainty and risks associated with commercialization of the Company's technology, the Company's reliance on environmental regulations and the uncertainty of the adoption of any newly proposed regulations, the market acceptance of the Company's technology, the Company's dependence on collaboration partners, competition, and the ability to enforce and defend the Company's patents and proprietary technologies. Should one or more of such risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in such forward-looking statements. For a discussion of such risks and assumptions, see "Risk Factors" included in the Company's annual report on Form 10-K for the year ended December 31, 1999.